 Exhibit 99.1

Pacific Energy Development Provides GOM Holdings Merger and Development Update

Danville, CA, Friday, September 9, 2016 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED) today provided an update on the Company’s pending merger with GOM Holdings and the Company’s development plans in the D-J Basin, Colorado.
GOM Holdings confirmed to the Company this week that it has received multiple term sheets for funding its multi-well workover project of certain of its shallow offshore assets located in the Gulf of Mexico, which is estimated by GOM Holdings to have a 6 month payback period, produce an additional $1.5 million per month net revenue, and is expected to deliver an additional approximately 1,200 Boe/d (net) of oil once online.  Once the workover financing is in place, the Company and GOM Holdings plan to move quickly toward closing the pending merger, with closing anticipated to occur within the next 30-60 days, subject to customary closing conditions.
In addition, this week the Company confirmed with its new senior lenders that they are committed to funding the Company’s D-J Basin development plan with the $18.5 million available under the Company’s new senior credit facility recently created in May 2016, with the intent to commence the Company’s drilling program in the D-J Basin following the close of the merger with GOM Holdings.
Commenting on these updates, Michael L. Peterson, President and CEO of the Company, stated, “We are very pleased that the GOM Holdings merger is moving forward and that our new senior lenders have the confidence in the Company and our D-J Basin assets to fund our development program.  By making the closing of the merger with GOM Holdings subject to acquiring funding for their workover project, we believe we are greatly de-risking the merger from the Company’s perspective, with the resulting combined company having significant production, cashflow, and upside potential.  Together, we believe the merger with GOM Holdings and development of our D-J Basin assets in the coming quarters will unlock significant shareholder value and be highly accretive to the Company.”

About Pacific Energy Development (PEDEVCO Corp.)
PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal asset is its D-J Basin Asset located in the D-J Basin in Colorado. Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.
Cautionary Statement Regarding Forward Looking Statements
All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Important Information
In connection with the proposed business combination between PEDEVCO Corp. ("PEDEVCO") and GOM Holdings, LLC ("GOM"), PEDEVCO currently intends to file a proxy statement with the SEC to seek approval for the Shareholder Approval defined and described above. This communication is not a substitute for any proxy statement or other document PEDEVCO may file with the SEC in connection with the Shareholder Approval. Prospective investors are urged to read the proxy statement when filed as it will contain important information. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of PEDEVCO. Prospective investors may obtain free copies of the proxy statement, when filed, as well as other filings containing information about PEDEVCO, without charge, at the SEC's website (www.sec.gov). Copies of PEDEVCO's SEC filings may also be obtained from PEDEVCO without charge at PEDEVCO’s website (www.pacificenergydevelopment.com) or by directing a request to PEDEVCO at (855) 733-3826.
Participants in Solicitation
PEDEVCO and its directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the Shareholder Approval. Information regarding PEDEVCO's directors and executive officers is available in PEDEVCO's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 29, 2016. Additional information regarding the interests of such potential participants will be included in the proxy statement to be filed with the SEC by PEDEVCO in connection with the Shareholder Approval and in other relevant documents filed by PEDEVCO with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.
Contacts
Pacific Energy Development
1-855-733-3826
PR@pacificenergydevelopment.com